NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 17, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 1, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Hilb Rogal & Hobbs Company and Willis Group Holdings Limited became effective on October 1, 2008. Each share of Common Stock of Hilb Rogal & Hobbs Company, shareholders had the right to elect a number of shares of Willis Group Holdings Limited Common Stock based on a formula set forth in the merger agreement (See proxy statement / prospectus for details) OR Cash. The value of the per share consideration to be received by each shareholder upon consummation of the merger is based on the Exchange Ratio. The Exchange Ratio is calculated on the basis of the Average Willis Group Holdings Limited Share Price, as follows: (a) if the Average Willis Group Holdings Limited Share Price is an amount greater than or equal to $31.46 and less than or equal to $40.04, then the Exchange Ratio will be an amount equal to the quotient obtained by dividing (x) $46.00 by (y) the Average Willis Group Holdings Limited Share Price and rounding to the nearest 1/10,000; (b) if the Average Willis Group Holdings Limited Share Price is an amount less than $31.46, then the Exchange Ratio will be an amount equal to the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Willis Share Price plus (y) 0.7311; and (c) if the Average Willis Group Holdings Limited Share Price is an amount greater than $40.04, then the Exchange Ratio will be an amount equal to the sum of (x) a fraction, the numerator of which is $23.00 and the denominator of which is the Average Willis Share Price plus (y) 0.5745. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 2, 2008.